Exhibit 99.2

TELULAR CORPORATION, #4572387
TELULAR CORPORATION FOURTH QUARTER AND FULL YEAR 2012 EARNINGS CONFERENCE CALL
November 6, 2012, 4:30 PM ET
Chairperson: Allise Furlani (Mgmt.)

Operator:
Good day, ladies and gentlemen.  Thank you for standing by and welcome to the Telular Fourth Quarter Conference Call.  During today's presentation, all parties will be in a listen-only mode.  Following the presentation, the conference will be opened for questions.  If you have a question, please press the star, followed by the one, on your touch-tone phone.  If you would like to withdraw your question, please press the star, followed by the two, and if you are using speaker equipment, please lift the handset before making your selection.  This conference is being recorded today, Tuesday, November 6th, 2012.

I would now like to turn the conference over to Allise Furlani with the Blueshirt Group. Please go ahead.

Allise Furlani:
Good afternoon, ladies and gentlemen, and welcome to Telular Corporation’s conference call to discuss operating results for the fourth quarter and fiscal year of 2012.  By now, everyone should have an opportunity to review the press release distributed this afternoon.  If you need a copy of the press release, you can find it on the Investor Relations section of our website.

On the line with us today from Telular’s management is Joe Beatty, President and Chief Executive Officer, and Jonathan Charak, Senior Vice President and Chief Financial Officer.

Before we begin, I would like to turn your attention to the fact that forward-looking statements may be made during the course of the call and certain factors may cause actual results or performance to differ materially from what is implied by these forward-looking statements.  Please refer to the Company’s 10-K and other periodic filings with the Securities and Exchange Commission for a discussion of these factors.

During the call, we also refer to Adjusted EBITDA, a non-GAAP financial measure.  Adjusted EBITDA is a non-GAAP measure which adds back interest expense, income taxes, depreciation, amortization and stock-based compensation expense to net income.

At this point, I would like to turn the call over to Mr. Joe Beatty.

Joe Beatty:
Thank you, Allise and good afternoon everyone.  We are pleased with the recent results from our three businesses, Telguard, SkyBitz and TankLink as we continue to build upon our stream of high margin recurring service revenue.  We ended the quarter with approximately 840,000 billable units in service and in particular, we experienced strong demand for our 3G/4G Telguard units in the fourth quarter.  Overall, our businesses are operating very well and we are executing on our strategy to drive growth.  Cash generation remains strong and predictable, allowing us to reward our shareholders with a regular quarterly dividend payment which we have increased for the second consecutive year since its initiation.  Looking forward, we have introduced fiscal year 2013 Adjusted EBITDA guidance that reflects growth of well over 30%, and increased our quarterly Telguard unit sales guidance as well.

I’ll go into more detail on our progress this quarter, as well as our long-term strategy, later in the call.

First I’m going to turn the call over to Jonathan Charak, our CFO, to review our financial results.

Jonathan Charak:	Thank you, Joe. Good afternoon everyone. We delivered strong fourth quarter and fiscal year 2012 financial results.

For the quarter, we reported total revenue of $23.4 million, including $13.4 million from recurring services, and Adjusted EBITDA, a non-GAAP financial measure, of $5.5 million.  For the full year, we reported total revenue of $79.8 million, including $46.4 million from recurring services, and Adjusted EBITDA of $17.8 million.

As we mentioned last quarter, we are now reporting the combined results of our Telguard and TankLink business lines within the Event Monitoring segment while SkyBitz will be included in our Asset Tracking segment.

For the fourth quarter, the Event Monitoring and Asset Tracking revenue was $15.3 million and $7.9 million, respectively.  Adjusted EBITDA for Event Monitoring and Asset Tracking was 5 million and 1.5 million, respectively, excluding corporate expenses of $1 million.  For the full year, Event Monitoring and Asset Tracking revenue was $56.1 million and $22.5 million, respectively.  Adjusted EBITDA for Event Monitoring and Asset Tracking was $18.4 million and $3.2 million, respectively, excluding corporate expenses of $3.8 million.

Within our Event Monitoring segment, total Telguard revenue was up 24% in the fourth quarter to $13.1 million, including $7.9 million of recurring service revenue.  For the full year, total Telguard revenue was up 18% to $48.4 million including $30.4 million of recurring service revenue.

During the quarter, Telguard activated over 35,000 new subscribers and the total number of Telguard subscribers increased sequentially to 617,500.  Average revenue per unit, or ARPU, remained flat sequentially at $4.37 but would have increased modestly if the impact of certain customer credits had been excluded.  These customer credits also directly impacted service margins which would have otherwise been consistent with recent quarters.

Telguard product revenue for the fourth quarter was $4.2 million as we sold approximately 39,300 units, above our pre-existing guidance of 30 to 35,000 units.  The average selling price, or ASP, for Telguard hardware units in the fourth quarter increased sequentially to $134.  We continue to experience strong demand for our new line of 3G/4G products and are increasing the range of our guidance of Telguard unit sales to 30 to 40,000 new units sold per quarter through the end of fiscal 2013.

The other major component to our Event Monitoring segment is TankLink.  In the fourth quarter, TankLink revenue increased over the previous quarter by 19% to $2.2 million including recurring service revenue of $1.1 million or 50% of total TankLink revenue.  For the full year, TankLink revenue totaled $7.7 million including service revenue of $4.1 million, a 21% increase over the prior year.

In our Asset Tracking segment, for which SkyBitz is currently the sole line of business, revenue was $7.9 million including product revenue of $3.4 million and recurring service revenue of $4.5 million.  SkyBitz revenue since its acquisition on February 1st, 2012, totaled $22.5 million including product revenue of $10.5 million and recurring service revenue of $12 million.

Telular entered the fourth fiscal quarter with a combined total of 840,000 billable units with an ARPU of $5.47.  Additionally, on a consolidated basis, 50,700 hardware units were sold with an ASP of $184 during the quarter.

Turning to expenses, operating expenses for the fourth quarter were flat sequentially at $9.4 million including amortization of intangible assets identified with the SkyBitz acquisition of $1.3 million.

After the payment of our eighth consecutive quarterly dividend which was $0.11 per share during the fourth quarter, we ended the period with a cash balance of $12.7 million, up from the previous quarterly balance of $11.1 million.  In conjunction with our new guidance for fiscal 2013 Adjusted EBITDA of $23.5 to $25.5 million, we are pleased to announce that the strength of our business and cash flow has allowed us to increase the quarterly dividend for the second consecutive year to $0.12 per share beginning with the dividend payable on November 30th.

Now I’d like to turn the call back over to Joe to go into a more detailed discussion of our business.

Joe Beatty:	Thanks, Jonathan. I am pleased with the results this quarter. We continue to grow service revenue, generate substantial free cash flow and reward our shareholders with a dividend.

In the Telguard business, we continue to benefit from focusing our efforts on selling to the small and mid-size security dealers.  Having said that, we are seeing increasing demand from the larger players in the security market as well.  We believe that our early entry into the marketplace with 3G/4G cellular communicators has not only driven an acceleration in overall Telguard growth but has also solidified our reputation amongst security dealers that we are the most forward-thinking and have their best interests in mind.  Furthermore, because of how we architected the data transfer function in our communicators, our legacy 2G device are performing better than all the competitors as wireless carriers shrink the amount of spectrum available for 2G in various metropolitan areas.  Our 2G units will outperform all others increasingly over time as the migration of spectrum continues.  Our security dealer customers know this and appreciate the fact that even though our 2G service is superior, we nevertheless also led the market into 3G/4G.  Once again, our reputation has been greatly bolstered over the past year and the Telguard operating results are exhibiting this phenomenon.

At SkyBitz, we announced the integration of data from our trailer tracking solution with TMW Suite, a key ERP system in the trucking space.  TMW is a leader in transportation management system software and SkyBitz customers appreciate the ability to choose between using our InSight stats platform to view their data or to utilize other options such as the several ERP system integrations we have with TMW.  Key partnerships such as our relationship with TMW provide added value for transportation companies that utilize SkyBitz, and this is one of the ways we create and maintain competitive advantage of SkyBitz.

And finally, we continue to grow our TankLink business by expanding margins as we grow the number of tanks monitored.  This is evidenced by a record 74% increase in activations in the fourth quarter as compared with the prior year period.  Furthermore, we announced a new business partner program with TankLink.  The program already has 12 partners signed on and we are looking to add more in verticals such as specialty chemicals, agchem and water treatment.  We also are continuing to benefit from our long time partnership with SMARTLogix, a leading technology supplier in the fuel and lubricant distribution space.

TankLink partners receive access to a complete line of leading edge wireless remote tank monitoring solutions, comprehensive sales training, as well as technical and marketing support.

In summary, we continue to grow our high margin recurring revenue streams in a profitable way.  We’re capitalizing on our market opportunities by increasing our distribution and expanding our advanced product portfolio.  We’ve got a strong visibility into our business and remain committed to free cash flow growth and as you know, maximizing shareholder value.

With that I would like to turn it over to the Operator to coordinate any questions that you might have.

Operator:
Thank you.  We will now begin the question and answer session.  As a reminder, if you have a question, please press the star, followed by the one, on your touch-tone phone.  If you would like to withdraw your question, please press the star, followed by the two, and if you’re using speaker equipment, you will need to lift the handset before making your selection.  One moment, please, for our first question.

Our first question comes from the line of Noel Atkins (ph) with LOM. Please go ahead.

Noel Atkins:	Hello folks. Congratulations on a great quarter.

Joe Beatty:	Thanks, Noel.

Noel Atkins:
I was wondering if you could talk a little bit more about the big increase that you saw in the new activations.  You mentioned in the prepared remarks a little bit about seeing the larger security firms coming into play.  How much of that drove the new activations in the quarter?

Joe Beatty:
Sure.  In Telguard what’s happening this year is there is a momentum built with our 3G and 4G initiative.  We were the first to market.  We converted the entire product line for 3G/4G.  We sent the message to the industry early that, “Hey, it’s in your best interest to never put a 2G device on a customer’s wall any more.  We’re going to make it easy for you.  We converted our product line.  We kept our prices the same.  We made it very easy.”  We made it an issue in the market and it got us substantial recognition from security dealers.  It took a little time.  They don’t move quickly but they did over the last—really for all of 2012 this has been going on.  The momentum is built, the message has been heard and I’m seeing incremental demand equally from our small and mid-size security dealer customers as well as our existing large security dealer customers.  I would say the growth is equally distributed, if you look at the numbers, across all size customers in the industry and really it’s just a momentum build from 3G/4G as well as, I would say, a couple of years of some real good incremental innovation and some of the features that we’ve added with Telguard that we’ve talked about over the last 12 to 24 months here on these conference calls.

Noel Atkins:	Okay. And then you mentioned the customer credits. Does that relate to the rebate program that you had for dealers?

Jonathan Charak:
No.  Noel, this is Jonathan.  It was actually a billing error that we discovered and our customer discovered.  In the short, it was a one-time credit that was provided to them and of course when you credit an invoice like that it only hits revenue, it doesn’t hit an equivalent amount of cost of goods sold.  So it impacted the ARPU and it also impacted the service margins as well.  A one-time issue though.

Noel Atkins:	And how big was it? Sorry.

Jonathan Charak:	In total it was a little bit over—it was actually two different customers with a little bit of a different issue. It was about $200,000.

Noel Atkins:
Okay.  And then are you folks seeing any competition in the market?  Like it sounds as if your largest customers are coming back to you for the 3G/4G.  Are you seeing competition in the market from other 3G or 4G compatible communicators in the security market?

Joe Beatty:
No but the competitive level in the market feels about the same to me.  Keep in mind that we’re specialists in cellular for the security industry and our competitors tend to be vertically integrated and cell communicators are just one thing they offer.  So they don’t pay particular attention to the issue as much as we do.  So the degree to which competition is strengthened or weakened over time, it really has been fairly consistent, so keep that in mind as a backdrop.  But in terms of the 3G/4G issue itself, our competition has finally started to come out with 3G/4G communicators over the past couple of months and so our time advantage, you know, is lessening but I think, again, the fact that we were first and messaged so properly and had created an image of looking out for our customers I think will carry us for some time to come.

Noel Atkins:	Okay, great. Thank you very much.

Joe Beatty:	Thanks.

Operator:	And the next question comes from the line of Ellen Mo with Imperial Capital. Please go ahead.

Ellen Mo:	This is Ellen in for Michael. So how strongly are (inaudible), your focusing on the sunset of the 2G (inaudible) and could you quantify the demand for the 3G/4G Telguard units?

Joe Beatty:	Could you just repeat the first part of the question again, Ellen?

Ellen Mo:	Sure, no problem. How strongly are the alarm dealers focusing on the sunset of 2G at this stage?

Joe Beatty:
Oh, okay.  I would say, fairly strongly but not as strongly as I would like them to.  We raised the issue.  It’s become relevant for some of them.  The industry, as I said, can be slow to react as well, so I wouldn’t say that it’s anything close to an all-out stampede or the number one issue in the space, but I would say that it—there was a front page article in the trade magazine for the industry, the primary trade magazine within the last six to eight weeks that had our VP of Marketing and his counterpart at Honeywell on there with an interview on the issue.  So it’s front page news in the industry but maybe not the top issue.  And so, like I said, I think it’s helped us incrementally and really helped our reputation more so than the issue (inaudible).

Ellen Mo:	Could you quantify the demand for these 3G units at this point?

Joe Beatty:
It’s difficult to quantify because everything we’re shipping now is 3G, so for us 100% of demand. I think that’s a question maybe our competitors could address if they would talk to you in the kind of detail we do on their conference calls.  What percentage of units they’re shipping that are 3G versus not?  I think frankly at this point they’ve only added—they maybe have one unit available out of the various products and models that they manufacture.  So whatever the demand, they really haven’t fully converted like we have.  So it’s not a question I can really answer.

Ellen Mo:
Sure, that makes sense.  No, that’s pretty helpful.  Just two more questions.  Regarding interactive adoption, how is that impacting Telguard ARPU and service revenue?  And what do you see in terms of (inaudible)?

Joe Beatty:
Yes, on the overall scheme of things, it’s not super-impactful in terms of the monthly ARPU overall compared to this 617,000 plus subscribers that we have.  So it’s still not a real meaningful number or mover of the ARPU.

I think that in terms of the new units that are going out there, somewhere between 15 and 20% are electing to have the interactive services attached.

Ellen Mo:
Got it.  So lastly, could you just go into a little more detail for TankLink and regarding the new adjacent verticals?  I know you guys mentioned water treatment and specialty chemicals, but, you know, are you beginning to see more activity or a pipeline of opportunities that use the protocols?  Talk about the adoption by new customers and tank owners.

Joe Beatty:
Sure.  I think really we wanted to get more feet on the street in verticals outside of fuels and lubricants.  We’ve been primarily focused on fuel and lubricants since we’ve had the company the last few years.  It was the ripest market segment to go after.  We had and have a great partner there, SMARTLogix, but what we recognize is that maybe we just need more feet on the street in agriculture, in chemicals and water.  We have developed a couple of great large customers in chemicals to-date with our direct sales force but really what’s going on at TankLink for us creating a much larger indirect channel with agents and so that’s what we’re out doing.  We’re out trying to cover the U.S., state by state, with representation in the agriculture, chemical and water markets for TankLink and it amounts to a multiplication of the sales force, if you will.  And so we still have the continuing strength of the business we’ve built in fuels and lubricants and expecting a lot more growth in the other segments as this channel gets fully trained and full brought on and that’s something that’s going on right now and will continue on, through the next six to 12 months.

Ellen Mo:
Got it.  That’s helpful.  Actually just one more question.  So regarding Asset Tracking, the SkyBitz business, what’s the activity for truck trailers versus, like, (inaudible) or other types of assets?  I know you mentioned your new contract with TSW but if you could just give us a little more color on that.

Joe Beatty:
Sure.  A couple of years ago, SkyBitz was 100% trailer tracking and if you look at recent results, it’s more in the 80s, first half of the 80s and a lot more oil and gas.  We had an intermodal customer announcement in the last month.  If that trend, intermodal, picks up in those T (ph) carriers in intermodal add tracking—they’ve been behind their counterparts in the over-the-road trucking space.  So, 80 to 85% trucking and the balance oil and gas and a little bit of government in there but not as much as we’d like.  We feel good about the diversification there and expect that trend to continue.

Ellen Mo:	Great, thanks.

Joe Beatty:	Thanks.

Operator:	And the next question comes from the line of Steve Shaw. Please go ahead.

Steve Shaw:	Hi guys. Can you just provide some color on how the international market is shaping up for TankLink?

Joe Beatty:
Sure.  Steve, you know, not as quickly as we’d like and, I should probably blame myself because we don’t put a lot of resource into it.  We’ve really relied on our legacy relationships, with Latin America. We’ve got a small office in Miami and we’ve got a lot of history with the major carriers who bought a lot of terminal equipment from us in the past.  We’ve got a great partner down there, Telefónica, Mobistar Division and they haven’t had as much success as we’d like, despite creating a brand for propane gas monitoring.

So, not as well as we’d like. We continue to be patient but it’s been slower going than we’d like.  I think there’s a lot of potential.  It’s a question of do we just need patience?  Do we need more resources?  We’re examining that right now.

Steve Shaw:	Okay, thank you.

Operator:	And the next question comes from the line of James Lee with Potrero Capital Research. Please go ahead.

James Lee:	Yes, hi. The first question is more housekeeping. What is the debt on your balance sheet right now?

Joe Beatty:	It’s 20—at the end of the quarter it was 28.5 at the end of the quarter.

James Lee:
And then secondly on SkyBitz, it looks like it had another disappointing quarter since your acquisition.  I have it down 10% quarter-over-quarter.  Could you talk about what’s going on there and then what’s your assumption going forward for 2013, whether you see any growth?  I don’t know what kind of growth, if any.

Joe Beatty:
Sure.  Yes, (inaudible) a disappointing quarter for SkyBitz from my perspective.  There was a customer credit issued there as well that maybe makes the quarter look a little worse than we thought.  That was covered off in the amount Jonathan stated earlier, I think, the 200.

Jonathan Charak:	No, I was just speaking of Telguard. That was a separate thing.

Joe Beatty:
Okay.  So this SkyBitz, a little bit of one credit given there, not a huge amount but that affected the quarter.  I think bottom line though, demand in the space is down.  We look at leading indicators like trailer manufacturing and how many trailers are shipped to our customers.  That’s down in September, almost 8% over the prior September, and we look carefully to make sure that we’re not losing to the competition, that that’s the reason our numbers aren’t where we would like them to be, it’s because of the overall market and not competition and we believe that’s the case.  We see customers deferring orders.  I think the trucking industry has a lot of owner-operated entities.  They pay taxes at individual rates and I think the uncertainty out there with the fiscal cliff, tax rates, et cetera has caused them to defer orders, defer decisions; frankly, to see what happens today with the elections.

If you look at the hard data, trailer shipments are down and that tells us a lot about the market condition.  Also, the cancel rate for new trailer orders is up almost twice as much year-over-year from 6 to 11%.  I think softness in the space is the primary reason, although we’re diligent about looking in the mirror to make sure it isn’t us.

One thing I would say is that our order backlog has grown pretty strongly so I feel good about the near-term. Our visibility there on a three to six month basis is decent because we tend to get orders and they are oftentimes installed on new trailers and those orders are shipped out over a period of months usually as those trailers are manufactured.  So despite a poor quarter, the order backlog is pretty strong right now for the near future.

James Lee:	So is your assumption—EBITDA assumption for ’13 is that seems like it’s stilted for decent growth out of SkyBitz or (inaudible - cross-talking)?

Joe Beatty:
No, it assumes decent growth out of SkyBitz for sure.  What happens in that business is they can’t defer trailer orders forever.  They can defer them temporarily and then maintenance on the old trailers starts to be a problem so we’re counting on the fact that deferrals can’t last forever in that space.

James Lee:	Okay. So if SkyBitz isn’t—is flat, in the last quarter, last two quarters as a trend for next year, that puts some more pressure on your EBITDA guidance for next year then. Is that a fair assumption?

Joe Beatty:
Well I don’t know.  No, I would say we have a history of being pretty good near-term forecasters for our business so I don’t feel any pressure.  If I felt pressure, I would have not had the forecast where it is.

James Lee:	Great, thanks.

Joe Beatty:	I hope that answers the question. Thank you.

Operator:	And the next question comes from the line of James Gibson with Punch & Associates Investment Management. Please go ahead.

James Gibson:	Hi guys. How does the spinoff of ADT affect your relationship with them?

Joe Beatty:
It marginally helps.  Tyco spun off into three entities and one of those entities is ADT North America who is a great customer of ours.  Another one of those entities includes ADT’s commercial monitoring business which is also a good customer of ours.  And the third entity includes a competitor of ours, so we’re glad to see it separate from the other two, as you might imagine.  DSC competes with us for cell communicators.  So I think ADT is under less internal pressure to buy from its affiliate and that’s helpful.  I would say it’s marginally helpful.

James Gibson:	I think at one point you mentioned that ADT was forced to charge a—have a surcharge to buy from the affiliate. Is that still the case?

Joe Beatty:
Yes, so just to educate people who may not know that issue. ADT goes to market two ways, the direct sales force which is very large and an authorized dealer group of independent but ADT authorized dealers and if you are an ADT authorized dealer and you sell the system and install it directly for the end user, and then when you sign the service agreement, you are an agent for ADT and ADT does the monitoring.  So because of that relationship, ADT has an approved equipment list that those authorized dealers must adhere to; it’s got a range of options for them.  Telguard is on that list but what they said was, to those authorized dealers, as a method of incentivizing them to use DSC, which was at the time a Tyco affiliate, they added a surcharge.  They said if you use Telguard, the contract has to be $2 more per month for each end user and that the effect of dampening demand for Telguard among ADT authorized dealers.  So that’s the backdrop.

To answer your question, the surcharge is still in place and some authorized dealers still choose to install Telguard anyway which I think speaks to our value and regard in the marketplace.  But certainly, we are selling a lot less Telguard service to that group of customers today than we were in the past.

James Gibson:	Thank you very much.

Joe Beatty:	Sure.

Operator:	And the next question comes from the line of Russ Silvestri with Skiritai Capital. Please go ahead.

Russ Silvestri:	Good afternoon, Joe and Jonathan. How are you?

Joe Beatty:	Good, Russ. How are you doing yourself?

Russ Silvestri:
I have a couple of questions, one relating to the tax rate.  It seemed like it was a lot more than I have ever seen.  And the second question I had was if I take your midpoint of the EBITDA and compare that to last year’s EBITDA, you kind of come up with like a 30+% growth in EBITDA.  Can you help me translate that into what that means in terms of earnings?

Joe Beatty:	Okay. Well your math is right, I can tell you. Jonathan is punching out some numbers right now to talk to you about taxes in a second.

So the cash income tax expense for this quarter, the fourth quarter, Russ, was $298,000, call it $300,000 which on the pre-tax income of—I guess it’s a little bit higher at 10% but there’s nothing unusual there.  Throughout the course of a year we’re making estimates at the quarter of what that would be and sort of tidying things up at the end of the year, and there’s nothing unusual or different, no changes in the tax laws that would have caused that to increase.  It’s just sort of a catch-up for the quarter.  I think we’re still in the maybe 6 or 7% range on a year-to-date basis from the cash income tax perspective.

Jonathan Charak:	And the other question, you wanted to try to translate EBITDA down to EPS.

Russ Silvestri:	But on the earnings per share for the quarter, I mean it shows a provision for income taxes of $1.2 million.

Joe Beatty:
Yes, the provision for income taxes is on a percentage basis it should—going forward and since the last several quarters, it should always be a relatively—somewhere between the 35 and 40% range but much of that amount relates to the utilization of NOLs.  So we have a deferred tax asset on the books of NOLs.  As we use those NOLs and reduce our taxable income, that asset is removed and there is a charge to the provision for that but it’s not a cash income tax expense.  That’s like 5 to 6% in the past for cash income tax.  Maybe it’s creeping up a little bit but, again, not due to any specific tax law change or anything of that nature.

Russ Silvestri:	Okay.

Joe Beatty:	Most of that provision is the utilization of a deferred tax asset, namely a NOL carry-forward.

Russ Silvestri:	Okay, and then the translating the EBITDA growth into earnings growth?

Jonathan Charak:
Yes, I would say give us a little time to get back to you because we are so EBITDA focused that we’d have to look at a couple of other parameters to try to translate what that means in EPS perspective, but I don’t know.  I guess if the share base stays—if the tax rate, things that come after EBITDA, between that and earnings, would be depreciation, interest expense…

Joe Beatty:	Could you just repeat the question for me?

Jonathan Charak:	Yes, go ahead.

Russ Silvestri:
I’m just trying to understand, if you have 37% EBITDA growth, how is that going to translate into—what kind of earnings growth are people going to be seeing?  What kind of earnings growth are we going to be seeing on the bottom line?  When it comes to earnings per share growth or call it net income growth and I know the share count varies somewhat but…

Jonathan Charak:	I think we have to get back to you on that, Russ.

Russ Silvestri:	Okay, fair enough.

Jonathan Charak:	Those other elements we want to think about for a minute.

Russ Silvestri:
Okay.  And this is a follow up in terms of the—kind of the income statement.  Is there any seasonality to your expenses?  I mean it seems like they were relatively flat quarter to quarter sequentially but as you get into the December and the March quarter, how should we look at the operating expenses which this quarter, I guess, ran at 9.4 million.

Joe Beatty:
Yes, there actually is a bit of seasonality in operating expenses for us.  Because of employer taxes, the first calendar quarters of the year will be the highest.  As you get later in the year, the employee base, much of which here is kind of white collar professional, hits the caps on employer taxes.  That eases the burden a little bit for operating expenses.

Jonathan, anything else?

It’s maybe not a predictable seasonality but the marketing spend as the trade shows happen, we spend a decent amount of money in trade shows throughout the year and there is some quarters where there might be two or three of them and others where there might none and so that’s a little bit of a variability in the sales and marketing line item as well.

Jonathan Charak:	Yes and I think the heavy times for that is spring and fall, so for us that would be the second and the fourth quarter fiscal.

Russ Silvestri:	And then the last thing, just if you looked at SkyBitz year-over-year, how would the growth have been, or lack thereof? Being under your aegis versus on their own.

Joe Beatty:
Well it’s grown.  I think when we bought it we said it had 5 million of EBITDA and the numbers we have here have a 6 million run rate of EBITDA roughly, so it’s grown.  It’s doing fine.  I expect it to do better than it did this quarter and we’re doing things to make sure that happens in the future.

Russ Silvestri:	Okay. Thank you.

Joe Beatty:	Thanks, Russ.

Operator:	And the next question comes from the line of Cris Blackman with Empirical Capital. Please go ahead.

Cris Blackman:	Yes, thank you. Joe, I enjoyed meeting you out at ATA so I just wanted to follow up from that meeting if I may.

Joe Beatty:	Oh great, yes. It was good to see you.

Cris Blackman:
SkyBitz.  Intermodal, you mentioned a contract you had announced previously.  Can you expand a little bit more on intermodal and what percent of revenues in that division you think intermodal will represent, say a year out?  And maybe some of your plans to expand that market.

Joe Beatty:
Sure.  Intermodal is important.  Intermodal, just for background, is the containers and (inaudible) trucks as I drive the roadways after having a (inaudible) SkyBitz.  You see the regular trucks called dry vans which are rectangular in shape, box trucks, and smooth surface.  If you see trucks next to you on the road with corrugated sides and they look a little bit longer, those are intermodal containers and they’re meant to go from a flatbed trailer onto a rail—a flatbed railcar and it optimizes transport of goods around the country by combining rail and road, and these are different sized containers than the ocean-going ones but a similar concept.

And so it’s become an important part of transportation in America.  The intermodal companies have not adopted trailer tracking, or container tracking in their case, nearly as rapidly as the dry van folks, partly because those containers are moved around a lot.  They’re lifted, dropped on and off of rail cars and flatbeds and so they’ve had concern about shock and damage to electronics if you attach electronics to them.  Our view is that our system can survive quite nicely in an intermodal environment and I think the carriers are coming around that.  They’ve tested them, some of the carriers.  They’ve lagged their counterparts but I think they’re coming around.  We announced COFC as a new intermodal customer in the last month or so and we’re certainly talking to a number of the other large ones.

And so I think about the future in terms of growth, we do expect more out of that space.  I think in the next year if it’s 5 to 10% of the unit shipments, I’ll be pleased, and again, that will add to the diversity from the dry van market has dominated SkyBitz performance historically.

Cris Blackman:	And literally almost going from zero. I mean maybe 1% of shipments (inaudible).

Joe Beatty:	Right, yes.

Cris Blackman:
Shifting over to your network capabilities if you don’t mind, and I know you list three companies that—three carriers you have agreements with.  Is there any movement on your part to expand that or reason to expand that?  I’ve seen figures on the estimates of M2M wireless connectivity quadrupling over the next four years.  Is there reason for you to expand that base?

Joe Beatty:	I don’t—you’re referring to the cellular carriers or the wireless carriers?

Cris Blackman:	Yes.

Joe Beatty:
Yes, so again for background, SkyBitz is predominantly satellite so it’s got several satellite carriers that we partner with there, but in terms of Telguard and TankLink, and then also part of SkyBitz, it has a cellular offering as well.  Our primary partner is AT&T for cellular service in the U.S.  We’ve got agreement with Rogers in Canada.  We’ve got an agreement with Telefónica for the rest of the world.  I think we’ve got great partners to-date.  I think we can get anywhere in the developed world we want to with those cellular carriers and Iridium as a satellite partner with its global coverage, we feel very good about the network partners we have.  So I don’t think there’s a need to expand.

Cris Blackman:
Okay.  Excellent.  And then the number of dealers that you added during the quarter, I missed the very beginning of the conference call.  Did you speak on the number of dealers you’ve added or how many you shipped products to during the quarter?

Joe Beatty:
We didn’t speak to it.  It’s about 2,300 and that’s about where it was last quarter.  We’ve had a tremendous growth rate in active dealers, I think is the figured you’re referring to, something we’ve talked about in the past.

Cris Blackman:	That’s right.

Joe Beatty:
These are dealers—security dealers that have—so we invoice—you know the story we tell is there’s about 5,000 intrusion detector dealers in the U.S. at any given time.  We send invoices to about 4,000 of them.  So 80% of dealers get a bill from us; that’s pretty good.  We then look at active dealers.  How many of them installed a new unit in the last quarter?  That number is about 2,300, still very good.  And, you know, we make it our business to try to become more regularly used by more dealers.  But, you know, truth be told, if you look at of those 5,000 intrusion detection dealers, how many are really active in the business?  In other words, is it their primary business to put in intrusion detection systems?  And we look to—as a proxy to measure that, we looked at the ESA which is an industry trade group.  That has about 2,500 members and those are really the core, primary intrusion detection dealers in the country.  So we’ve got 2,300 active dealers.  We feel like we’ve done a pretty good job saturating those dealers in the U.S. that are everyday in and out doing intrusion detection systems.  You’ll probably hear us talk less about the number of active dealers since we’ve saturated it, but that’s the current status of active dealers.

Cris Blackman:	All right, and then the units per active dealer are—I guess we could probably do the simple math but are you seeing that increase?

Joe Beatty:
Yes, we have.  Without giving you any numbers, we do track the growth since we first put the Telguard Advantage program, which is our dealer loyalty program, in place a couple of years ago.  We’ve been tracking our success at getting individual dealers to use us more often and really substantial per dealer growth rates, strong double digits.  We’re not making that a publicly disclosed figure but we are tracking it and we have seen our penetration within any given dealer increase and I think that’s what’s frankly underlying our increasing growth in the units sold and the fact that we can increase our guidance for next year.

Jonathan Charak:
And if you just look at this past quarter, and as you said just do the simple math, we held relatively flat on our active dealers but we increased our units from 32 to 39,000.  So do the math.  I mean obviously on a per active dealer account that’s an increase.

Cris Blackman:
Yes, excellent.  Thank you.  And then finally, if I may, one other question, on the cable side, the MSO side, is that an area that you expect to be moving into on the security side in an aggressive way at all?

Joe Beatty:
Yes, there’s certainly a role for Telguard in the world of intrusion detection and security systems sold to consumers that are with backhaul over cable networks, which I think is what you’re referring to.  Some of the cable companies themselves becoming security dealers: Comcast, Time Warner and Rogers.  And we have some product and service ideas for how to back up that line because you can cut a cable co-ax line just like you can cut a phone line and that is the origin of Telguard, how to protect consumers and businesses from cable cuts from those burglars that are smarter than the average burglar and actually bring pliers with them and cut lines.

So there’s a place for us.  We’re not—at the moment cellular back-up for those carriers is handled, particularly if you think of the large ones, Comcast, they’re large enough to have their own arrangements with a cell carrier.  But give us some time and I think when the time is right, we’ll have a service offering that will be appropriate for maybe the next tier of cable companies that may decide to get into this space, or even the traditional security dealers.  You know, when a copper phone line isn’t in someone’s home any more, maybe we can use that broadband co-ax and then have cellular backing it up for all the other traditional security dealers; so more to come on that, but certainly a place for Telguard in that scenario.

Cris Blackman:	Excellent. Thank you.

Joe Beatty:	All right. Thanks, Cris.

Operator:	And the next question comes from the line of Shai Dardashti with Dardashti Capital Management. Please go ahead.

Shai Dardashti:	Hi Jonathan. Hi Joe. I remember when the company (inaudible) value was $23 to $25 million for an enterprise, so it’s great to see all the progress you’ve made and thank you very much.

Joe Beatty:	Sure.

Shai Dardashti:
I’m looking at slide number 7 of the August investor presentation where you break down the low cellular penetration in the security market.  I’m wondering how you see that diagram evolving.  Where do you see in three or five years the penetration for security going?

Joe Beatty:
Yes, so the answer is up but let me again do a little bit of background.  I think there’s—we now talk about two trends, Shai.  We talk about—before we even get to the cellular penetration among monitored premises, we talk about the number of premises that aren’t even monitored today.  So looking at that, there are about 125 million households and business locations in the U.S.  These are physical places that are candidates for security monitoring.  And today, only 24 million or so of those are monitored, so that’s one-fifth of all premises are monitored and we think one of the by-products of a Comcast getting into security and advertising the heck out of it is raising awareness, and so we think penetration of monitored premises is going to increase because of that awareness and also because of the potential for combined offerings; home automation offerings, energy management, that we can all combine together with security.  That’s penetration could go up over time and probably will.  And then if you look within the number of monitored premises, the 24 million, that’s about 4.5, I think 17% or so, is the penetration that we think (inaudible) today and those cell-only households are double that.  Thirty-four percent was the last number the government released.  So those are households without copper phone lines, or even derived voice over IP phone lines.

So the trend is undoubtedly higher in terms of cellular in the monitored premises as well as, I think, increasing monitor premises.

Shai Dardashti:	Where can it go?

Joe Beatty:
You know, I don’t know why it wouldn’t get north of 50%. The question is how many years is that?  Is that three years?  Five years? It’s anyone’s guess but I personally believe it’s going to become the dominant—the majority percentage at some point in the three to five year timeframe.  That’s conjecture on my part.

Shai Dardashti:	And if I understand correctly, Telguard is a $48.4 million revenue operation. Is that correct?

Joe Beatty:	That was the revenue for this fiscal year, correct.

Shai Dardashti:
So if they’re the 50% penetration, it’s not going to be $50 million revenue forever.  I mean if there’s 50% penetration at some point, what’s a reasonable market share?  I mean number one, if there’s 50% penetration, what’s the threshold (ph) market?   And then number two is, what’s a reasonable market share I could assume in Year X?  How would I go about calibrating what this could mean?

Jonathan Charak:
You know, Shai, I think you’ve got the right levers cited in terms of if you wanted to run a model and vary the key levers of penetration on market share for Telguard.  You know, we’re pretty easy to model.  You could come up with a number of scenarios but I think I have to defer to you to do that because I know you’ve got the levers well understood.  But certainly there’s a lot of potential depending on the assumptions that you put in there.

Shai Dardashti:
And going to slide number 22 where you talk about TankLink, I’m noticing that TankLink seems to be a top three player in the space and TankLink seems to be doing 7.7 of revenue.  Did that mean that the top three companies seem to be doing 20 million collectively of revenue?  Is that are reasonable conclusion?

Joe Beatty:
I think it is, Shai.  Our pricing is fairly in line, certainly with Centeron who we keep track of very closely, and it should also be in line with the other competitor on that list.  The only exception that is possible is if they finance the hardware which we don’t often do.  In other words, ops fee; you charge a lot more per month for a managed offering in which there is no upfront charge for the hardware.  We do a little bit of that.  As long as our competitors only do a little bit of that then our revenue should be proportionate, roughly.

Shai Dardashti:
And if I go back to slide 21, you’re giving the Addressable Tank Marketplace numbers and it’s OGA report, Micro Matics, Mauser Tanks.  Has anybody actually done the math of what the market size would be?  From a third party?

Joe Beatty:
No, we’ve looked to the government for—the government is good at tracking underground storage tanks because those could leak and be an environmental issue and so the federal government tracks that.  And from a straight government perspective, only one or two require owners of above ground storage tanks to register.  So there’s no good governmental data and even the industry research houses, no one has done a report of above ground storage tanks.  So we cobble together what we can to try to get a sense for how big a potential market is.  We look at manufacturers of tanks, see how many they produce in a year to try to get a feel for it and apply an average lifetime of a tank to determine the number.  So the short story needs to be rounded off that there are millions of tanks and only a couple of hundred thousand that are probably monitored, so hence our discussion that really this is a bit of a greenfield.  Our competition in TankLink is much more often convincing someone who manually reads their tanks to automate that for efficiency benefits and ROI rather than running into some competitor at the same time that’s also in that account.

Shai Dardashti:	Okay, going back to $20 million for top three people combined, can you talk about how pricing happens? Are you able to raise prices? Are there any price conflicts that happen?

Joe Beatty:
Yes, mostly, we have a wide range of ARPUs among our customers which I think speaks to the fact that there oftentimes isn’t the competitor in there at the same time we are.  But frankly, Shai, I think, you know, we do ourselves a disservice if we take advantage of the ability to charge high prices.  Because again, the enemy there is justifying the ROI so we’ve actually taken prices down a bit for that segment of our customer base who heretofore we installed at fairly rich margins to try to see if we can get a great elasticity effect, because I’d rather have the volume.  Of course it depends on the elasticity but generally speaking we want to see if we can get more volume.  So TankLink remains our line of business with the highest gross margins for service and hardware but, you know, we wanted to pull that down a little bit and we’ll see what happens in terms of elasticity.

Shai Dardashti:	And finally, I’m noticing on slide 17 there is conversation about government sector, SkyBitz, future growth drivers. Can you clarify what that means?

Joe Beatty:
Yes, there are many elements to the government, from FEMA, domestically to the Department of Defense globally. We’ve explored certain key applications with the Department of Defense for tracking munitions.  We have a munitions rating for qualification with the federal government.  We have a GSA contract, so we have a contracting vehicle. At the end of the day, it’s about going after the individual opportunities in whatever governmental entity that you’re targeting and so there isn’t some broad contract you can go after.  You really need to target whatever, whether it’s a state government, a branch of the federal government and we’re working on that.

Again, SkyBitz was fairly under resourced when we acquired it, a pretty lean operation so we don’t have a huge governmental sales department right now.  We’re kind of picking our spots and determining how much resources to put into government based on its return.

Operator:	Ladies and gentlemen, as a reminder, if have a question, please press the star, one, at this time.

And the next question comes from the line of Tony Pollock (ph) with Aegis. Please go ahead.

Tony Pollock:	Good afternoon.

Joe Beatty:	Hi.

Tony Pollock:
I was wondering if you could go a little more into detail on the $1 million increase in engineering and development expense and whether you expect that to continue to increase or level off at those levels.

Joe Beatty:	Yes, so period—which two periods are you measuring when you’re saying…?

Tony Pollock:	The quarter-to-quarter.

Jonathan Charak:	You mean year-over-year?

Tony Pollock:	Yes.

Joe Beatty:	All right. We didn’t have SkyBitz a year ago.

Tony Pollock:	Okay.

Joe Beatty:	And that’s got a meaningful (inaudible). Jonathan, would you add anything?

Jonathan Charak:
Yes, if you look at from last quarter which was our first full quarter with SkyBitz under our operation and this quarter, it was relatively flat.  So what you’re seeing from one quarter to the next is the impact of the acquisition of SkyBitz almost exclusively.

Tony Pollock:	Right. And do you expect that will continue at that level?

Jonathan Charak:
Yes.  There are no major plans for expanding engineering department or the R&D costs.  We’ve been steady excepting for the acquisition of SkyBitz where we added bodies but since then and certainly for the future, we expect to be relatively flat.  Obviously there is salary increases from year to year and things of that nature but for the most part, we don’t have any major plans for strategically changing our R&D department.

Joe Beatty:
I will add, Tony, that it’s more likely to go up than down because our business really relies on incremental innovation so our engineering team is a big percentage of our overall team, a very important part of the Company.  I’d be more likely to identify an opportunity for development and product enhancement and increase it rather than decrease it.

Tony Pollock:	Thank you.

Joe Beatty:	Yes.

Operator:	And I’d like to hand back to Management for any closing remarks.

Joe Beatty:
Great, well thank.  Now we just want to thank everyone for their time and attention.  We feel great about the quarter, great about the trends in our business and appreciate your ongoing support and we’ll see you next quarter.  Thanks.

Operator:	Ladies and gentlemen, this concludes the call for today. We thank you for your participation and you may now disconnect.

END